Exhibit 99.1

FOR RELEASE:	July 25, 2017

W. Keith Betts

Executive Vice President and Chief Banking Officer

Select Bank & Trust

Office: 910-371-3226

keithb@selectbank.com

SelectBank.com

SELECT BANK ANNOUNCES PLANNED OPENING OF

NEW WILMINGTON LOCATION

Wilmington, NC - Select Bank & Trust is pleased to announce the expansion of its branch network into Wilmington, N.C. The new office, located at 1001 Military Cutoff Road, Suite 100, in the Mayfaire commercial district of Wilmington, is expected to open in October 2017.

The full-service branch will offer commercial banking services and traditional banking products and will feature drive-thru lanes as well as a full-service ATM machine, offering customers 24-hour banking.

“Opening a full-service Wilmington branch is a significant milestone for our bank,” said W. Keith Betts, Executive Vice President and Chief Banking Officer. “We have developed a solid customer base in Brunswick and New Hanover counties with our branch in Leland, which led us to establishing this location in Wilmington. The additional branch will provide added convenience for many of our customers, and we believe this location offers significant business opportunities.”

Betts will lead an established team of experienced bankers at the new location. He has 35 years of banking experience, 32 of which he has served in Wilmington. Betts founded Port City Bank in Wilmington in 2001 and served as President and CEO until the bank sold in 2006. “This area is home,” Betts said. “I look forward to developing and molding even more relationships throughout the region offering outstanding personalized service through a high-performing bank.”

On the announcement, William L. Hedgepeth II, President and CEO of Select Bank and its parent company, Select Bancorp, Inc., said, “It has been our goal for some time to further expand the markets we serve. As part of our strategic planning process and growth philosophy, we make an effort to seek out prime locations and identify and hire outstanding employees. This location is a great fit for our bank. We look forward to serving the people of New Hanover County.”

The Wilmington branch announcement comes on the heels of Select Bancorp’s announcement last week of the signing of a definitive merger agreement with Charlotte, N.C. based Premara Financial, Inc. pursuant to which Carolina Premier Bank is proposed to be merged with and into Select Bank. That transaction, which is subject to both shareholder and regulatory approval, would add four new branches to Select Bank’s branch network. If the merger is completed, the combined company will have 18 branches across North Carolina and South Carolina and is projected to have $1.1 billion in total assets.

“Select is intent on being the local community bank of choice in the markets we serve,” Hedgepeth said. “We continue to selectively add to our branch network as we assess all strategies to build shareholder value. Our bank’s mission is, ‘To be the bank of choice in the communities we serve, by providing exceptional customer service, superior products and experienced bankers using a common sense approach to banking.’”

A grand opening celebration for the Wilmington branch will be planned for November.

________________________________________________________________________

Select Bank & Trust Company has 13 branch offices located in Burlington, Clinton, Dunn, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh and Washington, North Carolina. More information can be obtained by visiting Select's web site at www.SelectBank.com. Select Bank is a wholly owned subsidiary of Select Bancorp, Inc. (NASDAQ: SLCT), a North Carolina corporation and a bank holding company registered with the Board of Governors of the Federal Reserve System.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of Premara Financial, Inc. (“Premara”) into Select Bancorp, Inc. (“Select”), Select will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will contain a joint proxy statement/prospectus of Select and Premara. Select will file with the SEC other relevant materials in connection with the proposed merger, and Select and Premara will mail the joint proxy statement/prospectus to their respective shareholders. SHAREHOLDERS OF BOTH SELECT AND PREMARA ARE STRONGLY URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING SELECT, PREMARA AND THE PROPOSED MERGER. A free copy of these documents will be available, and other filings containing information about Select, are available, at the SEC’s Internet site (http://www.sec.gov). The documents can also be obtained, without charge and when they become available, by directing a written request to either Select Bancorp, Inc., 700 W. Cumberland Street, Dunn, NC 28443, Attention: Mark Jeffries, Executive Vice President and Chief Financial Officer, or Premara Financial, Inc., 13024 Ballantyne Corporate Pl, Suite 100, Charlotte, NC 28277, Attention: David P. Barksdale, President and Chief Executive Officer.

Select, Premara and their respective directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the shareholders of Select and Premara with respect to the merger. Information about the directors and executive officers of Premara and their ownership of Premara common stock is available from Premara at the address set forth in the preceding paragraph. Information about the directors and executive officers of Select and their ownership of Select common stock is set forth in Select’s definitive proxy statement filed with the SEC on March 31, 2017, and available at the SEC’s Internet site (http://www.sec.gov) and from Select at the address set forth in the preceding paragraph. Additional information regarding the interests of these participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements involve a number of risks and uncertainties.

Select and Premara caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the anticipated timing of the opening of the Wilmington branch, the benefits of the proposed merger involving Select and Premara, Select and Premara’s plans, objectives, expectations and intentions, the expected timing of completion of the merger and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Select’s Form 10-Q filed with the SEC on May 10, 2017. Additional risks and uncertainties relating to the proposed merger include: the ability to obtain the requisite Select and Premara shareholder approvals; the risk that Select or Premara may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger; the risk that a condition to closing of the merger may not be satisfied; the time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer than expected; disruption from the transaction making it more difficult to maintain relationships with customers and employees; the diversion of management time on merger-related issues; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations; and other factors. Each forward-looking statement speaks only as of the date of the particular statement and except as may be required by law, neither Select nor Premara undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.